Exhibit 10.3
CARMIKE CINEMAS, INC.
2005 CASH BONUSES FOR THE NAMED EXECUTIVE OFFICERS

Named Executive Officer	2005 Cash Bonus (1)

Michael W. Patrick	$667,238	(2)
President, Chief Executive Officer and Chairman of the Board of Directors

Fred W. Van Noy	$92,688
Senior Vice President and Chief Operating Officer

Martin A. Durant (3)	$76,375
Senior Vice President — Finance, Treasurer and Chief Financial Officer

Anthony J. Rhead	$88,938
Senior Vice President — Film and Secretary

Gary F. Krannacker	$51,415
Vice President of Operations

(1)	A portion of the 2005 bonus target was tied to the achievement of specified levels of bonus EBITDA; and a portion of the 2005 bonus target was tied to non-financial objectives. Based on actual 2005 performance, the 2005 bonuses are less than the target amounts previously disclosed in the Company’s Form 8-K filed on May 25, 2005.

(2)	The Company previously agreed to pay Mr. Patrick a bonus in any quarter that it pays a dividend equal to the number of shares remaining to be issued pursuant to his employment agreement multiplied by the quarterly dividend per share for such quarter. In 2005, a total of $364,000 was earned by Mr. Patrick in connection with this dividend-related bonus and is included in the bonus amount above. The remaining $303,238 of the 2005 bonus amount is based on 2005 actual performance (as described in Note 1 above).

(3)	Mr. Durant’s retirement was effective March 31, 2006.